Exhibit 23.3

Suite 3000

79 Wellington St. W.

Box 270, TD Centre

Toronto, Ontario

M5K 1N2 Canada

Tel    416.865.0040

Fax    416.865.7380

February 8, 2021

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York, New York, 10281-1023

Brookfield Renewable Partners L.P.

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

Dear Sirs/Mesdames:

Consent regarding Registration Statement on Form F-1 for Brookfield Renewable Corporation and Brookfield Renewable Partners L.P.

We have acted as counsel to Brookfield Renewable Corporation and Brookfield Renewable Partners L.P. (collectively, the “Registrants”) in connection with the registration statement on Form F-1 (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to under the headings “Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Torys LLP